Lightbridge Announces Update on Strategic Review

Concludes Investigation of Strategic Alternatives for Telecom Unit

Burlington, MA – December 13, 2005 – Lightbridge, Inc. (NASDAQ: LTBG), a leading analytics, decisioning and e-commerce company, today announced that it has concluded its investigation of possible strategic alternatives for its Telecom Decisioning Services (TDS) business.

The Company reviewed a number of possibilities and has decided to continue to operate the business.

Commenting on the decision, Bob Donahue, president and CEO stated, “Over the last six months, we have been fully engaged in the process of exploring alternatives and opportunities for TDS. The process has run its course and we believe it is in the best interest of our shareholders to retain the business.”

Donahue added, “Our existing customer relationships are important to us. We will continue to provide our clients, the national and regional wireless carriers, with high quality credit decisioning and analytics as well as customer contact services.”

About Lightbridge

Lightbridge, Inc. (NASDAQ:LTBG) is a leading analytics, decisioning and e-commerce company that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification and payment authorization services. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com.

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Contacts

Lynn Ricci
Investor & Media Relations
Lightbridge, Inc.
781/359-4854
lricci@lightbridge.com

Note to Editors: LIGHTBRIDGE is a registered trademark and the Lightbridge logo is a trademark of Lightbridge Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Forward-looking Statements: Certain statements in this news release that are not historical facts, including, without limitation, those relating to the Company’s belief that it is in the best interest of its shareholders to continue to operate the TDS business and the Company’s objectives, plans, strategies and commitments for the future are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) dependence on a limited number of clients, (ii) the Company’s revenue concentration in the wireless telecommunications business and the declining subscriber growth rate in that business, (iii) continuing rapid change in the telecommunications industry, the payment processing industry, and other markets in which the Company does business that may affect both the Company and its clients, (iv) current and future economic conditions generally and particularly in the telecommunications industry, (v) uncertainties about the Company’s ability to execute on, and about the impact on the Company’s business and operations of, its objectives, plans, strategies or commitments as a result of potential technological, operational, market or competitive factors, (vi) continuing demand for the Company’s products and services, and (vii) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its 2004 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. The Company undertakes no obligation to update any forward-looking statements.